Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ASCENT SOLAR TECHNOLOGIES, INC.", FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF JULY, A.D. 2023, AT 10:33 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

4042734 8100
SR# 20233082321

Authentication: 203832975
Date: 07-26-23

ASCENT SOLAR TECHNOLOGIES, INC.

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES 1B CONVERTIBLE PREFERRED STOCK

The undersigned, Jin Jo, does hereby certify that:

FIRST: She is Secretary of Ascent Solar Technologies, Inc., a Delaware corporation (the "Corporation").

SECOND: On June 30, 2023, the Corporation filed a Certificate of Designation ("Series 1B Designation") to designate 900 shares of the Corporation's preferred stock as its Series 1B Convertible Preferred Stock (the "Preferred Stock").

THIRD: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment to the Series 1B Designation (this "Amendment"), and (ii) declaring this Amendment to be advisable, submitted to and considered by the holders of the Preferred Stock of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders in accordance with the terms of the Series 1B Designation, the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Section 242 of the General Corporation Law of the State of Delaware (the "DGCL") and recommended for approval by such stockholders of the Corporation.

FOURTH: That this Amendment was duly adopted in accordance with the terms of the Series 1B Designation, the Certificate of Incorporation and the provisions of Section 242 of the DGCL by the Board of Directors and holders of the Preferred Stock.

FIFTH: That upon the effectiveness of this Amendment, Section 6(b) of the Series 1B Designation is hereby amended to read as follows:

> (b) Conversion Price. The conversion price for the Preferred Stock shall equal $0.14, subject to adjustment herein (the "Conversion Price"); provided that on the earliest of the date that (a) a Registration Statement has been declared effective by the Commission, (b) all of the Underlying Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, (c) is after the one year anniversary of the Closing Date provided that a holder of Underlying Shares is not an Affiliate of the Company, or (d) all of the Underlying Shares may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act without volume or manner-of-sale restrictions and Company Counsel has delivered to the Transfer Agent a standing written unqualified opinion that resales may then be made by such holders of the Underlying Shares pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to the Transfer Agent (such earliest date, the "Effective Date"), the Conversion Price shall be equal to an amount equal to the lower of (i) $0.14 and (ii) 90% of the lowest VWAP out of 10 Trading Day commencing 5 Trading Days immediately prior to the Effective Date; provided that the Conversion Price shall in no event be less than $0.05.

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:33 PM 07/25/2023
FILED 10:33 PM 07/25/2023
SR 20233082321 - File Number 4042734

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Series 1B Designation to be executed by Jin Jo, its Secretary, this 25th day of July, 2023.

ASCENT SOLAR TECHNOLOGIES, INC.

By: /s/ Jin Jo
Name: Jin Jo
Title: Secretary